Exhibit 6.10

PROPERTY MANAGEMENT AGREEMENT

This PROPERTY MANAGEMENT AGREEMENT (this “Agreement”) is entered into by and between G&O PROPERTY MANAGEMENT, LLC, a Texas limited liability company (“Manager”), and WAHED FINANCIAL LLC, a Delaware limited liability company (along with any successors or assigns shall be referred to collectively as “Owner”) (each a “Party” and collectively the “Parties”).

WHEREAS, Manager provides residential property management services in the State of Texas to its clients in accordance with the terms and conditions of this Agreement (the “Services”);

WHEREAS, Owner owns and/or will acquire certain residential property located in Texas as described on the attached Exhibit A, as amended from time to time as agreed upon between the Parties (such residential properties in Texas collectively referred to hereinafter as the “Property”);

WHEREAS, Owner desires to enter into this Agreement to provide for the management of the Property pursuant to the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	PRIMARY TERM: The primary term of this Agreement begins and ends as follows:

Commencement Date: 03.21.2025

Expiration Date: 03.20.2026

a.	Unless either party provides written notice of termination to the other party at least thirty (30) days before the Expiration Date, this Agreement will automatically extend and renew on a monthly basis until either party terminates by providing at least thirty (30) days written notice to the other party.

2.	APPOINTMENT; AUTHORITY OF MANAGER:

a.	Appointment: Owner hereby engages, appoints, and employs Manager to provide the Services in connection with the Property, with the responsibilities and obligations and on the terms and conditions herein set forth, and Manager does hereby accept such appointment.

b.	Management Authority: Owner grants to Manager the following authority which Manager may exercise when and to the extent Manager determines to be in Owner’s interest:

i.	collect and deposit for Owner rents and other charges (for example, returned check charges) from tenants in the Property in a separate bank account or accounts selected by Owner, in the name of Owner (as allowed by bank), its affiliate or assignee, and if necessary, in the name of Manager as property management agent for Owner, under which the funds therein are held in trust for and owned by Owner, its affiliate or assignee, (the “Trust Account”);

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ii.	pay from the Trust Account expenses to operate the Property, including but not limited to, maintenance, taxes, insurance, utilities, repairs, security, management fees, leasing fees, and expenses authorized under this Agreement;

iii.	hire contractors to renovate, remodel, or redecorate the Property provided that Manager does not expend more than $500.00 for any single renovation, remodel, or redecoration without Owner’s prior written consent;

iv.	terminate leases for the Property, negotiate lease terminations, and serve notices of termination;

v.	institute and prosecute, at Owner’s expense, actions to: (a) evict tenants in the Property; or (b) recover possession of the Property;

vi.	negotiate and make reasonable concessions to tenants or former tenants in the Property;

vii.	report payment histories of tenants in the Property to consumer reporting agencies;

viii.	obtain information from any holder of a note secured by a lien on the Property and any insurance company insuring all or part of the Property;

ix.	authorize inspectors, appraisers, contractors, and Manager’s agents to access the Property at reasonable times for purposes contemplated by this Agreement and to lend keys and disclose security codes to such persons to enter the Property;

x.	display or remove signs, as Manager determines appropriate, on the Property in accordance with applicable laws, ordinances, and restrictions; and

xi.	perform other necessary services related to the management of the Property.

c.	Leasing Authority: Owner grants to Manager the following authority which Manager may exercise when and to the extent Manager determines to be in Owner’s interest:

i.	advertise the Property for lease by means and methods that Manager determines are reasonably competitive, including but not limited to creating and placing advertisements with interior and exterior photographic and audio-visual images of the Property and related information in any media, including the Internet;

ii.	place “For Lease” signs, “For Information” signs, “For Sale” signs or other signs on the Property in accordance with applicable laws, regulations, ordinances, restrictions, and homeowners’ association rules;

iii.	remove all other signs offering the Property for sale or lease;

iv.	submit the Property as a listing with one or more listing services at any time the Property is marketed for lease and to change or terminate such listings;

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v.	authorize Manager’s agents and clients to access the Property at reasonable times and to lend keys and disclose security codes to such persons to enter the Property;

vi.	duplicate keys and access devices to facilitate convenient and efficient showings of the Property and to lease the Property;

vii.	verify information and references in rental applications from prospective tenants;

viii.	negotiate and execute leases, subject to Owner’s approval, at market rates and on commercially reasonable terms for initial terms of not less than twelve (12) months and not more than twenty-four (24) months and in accordance with any instructions herein;

ix.	negotiate and execute any amendments, extensions, or renewals to any leases for the Property per Owner’s approval;

x.	collect application fees from prospective tenants; and

xi.	perform other necessary services related to the leasing of the Property.

d.	Record Keeping: Manager will:

i.	maintain accurate records related to the Property and retain such records for not less than five (5) years and further acknowledges and accepts that all books, records, lease and sale information, and property related records are property of Owner, shall be considered confidential and proprietary to Owner’s interest;

ii.	file reports with the Internal Revenue Service which Manager may be required to file concerning funds received on behalf of Owner under this Agreement;

iii.	send to Owner each quarter a statement of receipts, disbursements, and charges; and,

iv.	remit to Owner the funds collected by Manager for Owner under this Agreement, less authorized deductions, on a monthly basis.

e.	Security Deposits:

i.	If directed by Owner or required by law, a separate account to hold all tenant security deposits (or certificate of deposit) shall be opened and maintained by Manager at a bank approved by Owner. Such account shall be maintained in accordance with applicable laws. The account shall be used only for maintaining tenant security deposits and shall be designated in the name of Owner and Manager as property management agent for Owner. Manager shall inform the bank in writing that the funds are held in trust for Owner. Manager shall maintain detailed records of all security deposits deposited, and such records shall be open for inspection by Owner’s employees or appointees. Manager shall comply with all applicable laws regarding all security deposits, including, without limitation, the giving of any and all notices.

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f.	Performance Standard: Manager will:

i.	use commercially reasonable care when exercising Manager’s authority and performing under this Agreement; and

ii.	exercise commercially reasonable discretion when performing under this Agreement in a manner that Manager believes to be in Owner’s interest, provided that Manager will treat any tenant honestly and fairly.

g.	Deductions and Offset: Except for with respect to any security deposit account, Manager may disburse from any funds Manager holds in trust for Owner:

i.	any compensation due Manager under this Agreement ;

ii.	any funds Manager is authorized to expend under this Agreement; and

iii.	any reimbursement Manager is entitled to receive under this Agreement.

3.	RELATIONSHIP OF THE PARTIES: This Agreement does not create a partnership or joint venture between the Parties. Manager is an independent contractor. Manager shall act solely as the agent of Owner in the performance of its duties and obligations under this Agreement regarding the Property only and shall not exceed the authority granted by Owner as the same may be amended by the Parties from time to time in writing.

4.	LEGAL COMPLIANCE: Save and except as modified or amended by this Agreement in accordance with applicable law, the Parties will comply with all obligations, duties, and responsibilities under the Texas Property Code, fair housing laws, and any other statute, administrative rule, ordinance, or restrictive covenant applicable to the use, leasing, management, or care of the Property.

5.	RESERVES: Upon execution of this Agreement, Owner will deposit and maintain the following amount with Manager to be held in a Trust Account as a reserve for Owner: $500.00 for each property listed on Exhibit A. Manager may, at Manager’s discretion, use the reserve to pay any expense related to the management of the Property (including but not limited to Manager’s fees). If the balance of the reserve becomes less than the amount stated or an additional property is added to Exhibit A, Manager shall notify Owner that Owner must promptly deposit additional funds with Manager to bring the balance to the amount stated in such notice.

6.	ADVANCES: Owner will, in advance, provide Manager all funds necessary for the leasing and management of the Property. Manager is not obligated to advance any money to Owner or to any other person.

7.	REPRESENTATIONS:

a.	Owner’s Representations: Except as otherwise disclosed herein, each Owner represents that:

i.	Owner has fee simple title to and peaceable possession of the Property and all of the improvements and fixtures thereon, unless rented, and the legal capacity to lease the Property;

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ii.	Owner is not bound by another agreement for the management of the Property that is or will be in effect during this Agreement;

iii.	Owner is not bound by: (a) another agreement with another manager for the leasing of the Property that will be in effect during this Agreement; or (b) any agreement or covenant that prohibits Owner from leasing the Property;

iv.	To its knowledge, Owner is not delinquent in the payment of any property taxes, homeowners’ association fees, property insurance, mortgage, or any encumbrance on or affecting the Property; and

v.	all information related to the Property that Owner provides to Manager is true and correct to the best of Owner’s knowledge.

b.	Manager’s Representations: Manager represents and warrants that it is fully qualified and licensed, if and to the extent required by law, to manage properties in Texas of the same type and size as those described on Exhibit A and perform all obligations assumed by Manager hereunder. Manager agrees to comply with all such laws respecting its qualification to manage a property in Texas of the same type and size as those described on Exhibit A. Manager represents and warrants that Manager and all persons or entities holding any legal or beneficial interest whatsoever in Manager, and all employees of Manager, are not, and will not be, included in, owned by, controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with: (a) any of the persons or entities referred to or described in Executive Order 13224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, as amended, or any similar statute or executive order; or (b) any person or entity that is listed on the OFAC List, or any other list of persons or entities with whom Owner is restricted from doing business.

8.	OWNER’S COOPERATION:

a.	Owner agrees to:

i.	cooperate with Manager to facilitate the management of the Property;

ii.	not deal with or negotiate with any tenant in the Property concerning any matter related to the management of the Property but refer all such dealings to Manager;

iii.	not enter into a management agreement with another Manager for the management of the Property to become effective during this Agreement;

iv.	provide Manager with copies of any existing leases or rental agreements related to the Property;

v.	provide Manager with keys and access devices to the Property;

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vi.	provide Manager with copies of all warranties related to the Property or any item on the Property;

vii.	tender to Manager any security deposits paid by any existing tenants on the Property;

viii.	complete any disclosures or notices required by law or a lease of the Property;

ix.	amend applicable notices and disclosures if a material change occurs during this Agreement;

x.	notify Manager if Owner becomes delinquent in the payment of: (a) any mortgage or other encumbrance secured by the Property; (b) property taxes; (c) property insurance; or (d) homeowners’ association fees;

xi.	cooperate with Manager to facilitate the showing, marketing, and lease of the Property;

xii.	not rent or lease the Property to anyone without Manager’s prior written approval;

xiii.	not negotiate with any prospective tenant who might contact Owner directly but refer all prospective tenants to Manager;

xiv.	not deal with or negotiate with any tenant on the Property concerning any matter related to the leasing of the Property but refer all such dealings to Manager; and

xv.	not enter into a listing agreement with another Manager for the rental, leasing, or sale of the Property to become effective during this Agreement.

9.	MANAGER’S FEES: This Paragraph shall survive the termination of this Agreement.

a.	Fees earned during this Agreement which are not payable until after its termination may be deducted by Manager from any funds Manager holds in trust for Owner. Manager shall be entitled to an initial non-refundable onboarding fee of $500.00 for each residential property described on the attached Exhibit A.

b.	Unless the Parties agree in writing otherwise, the fees on each residential property will be seven percent (7%) of gross monthly rentals. The Parties agree that each year the calculations of Manager’s fees shall be reconciled based on the current taxes, expenses, costs, and rental.

c.	Under the leasing authority of this Agreement, Owner agrees that Manager shall have the exclusive right to lease the Property and the commission owed to Manager for each residential property will be equal to one (1) month of gross rental, which shall be from the Trust Account, but not from any security deposit. Manager may, but shall not be obligated to, split any commission with a prospective tenant’s broker(s).

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10.	LIABILITY AND INDEMNIFICATION:

a.	Manager is not responsible or liable in any manner for personal injury to any person or for loss or damage to any person’s real or personal property resulting from any act or omission not caused by Manager’s gross negligence, fraud, or willful misconduct, including but not limited to injuries or damages caused by:

i.	other managers and their associates, agents, inspectors, appraisers, and contractors who are authorized to access the Property;

ii.	acts of third parties (for example, vandalism, theft, or other criminal acts);

iii.	freezing or leaking water pipes;

iv.	a dangerous condition or environmental condition on the Property; or

v.	any Property’s non-compliance with any law or ordinance.

b.	Manager is not responsible or liable in any manner for:

i.	any charges Owner incurs to any creditor caused by payments not being made by their due date or insufficient payments by any tenant in the Property; or

ii.	damages to Owner caused by a tenant’s breach of a lease.

c.	Except to the extent covered by insurance carried by Manager or Owner or required to be carried by Manager hereunder, Owner agrees to protect, defend, indemnify, and hold Manager harmless from any damage, costs, attorneys’ fees, and expenses that:

i.	are caused by Owner, negligently or otherwise;

ii.	arise from Owner’s failure to disclose any material or relevant information about the Property;

iii.	are caused by Owner giving incorrect information to any person; or

iv.	are related to the management of the Property and are not caused by Manager, negligently or otherwise.

d.	Owner is responsible and liable for all contracts and obligations related to the Property (for example, maintenance, service, repair, and utility agreements) entered into before or during this Agreement by Owner or by Manager under Manager’s authority under this Agreement. Owner agrees to indemnify, defend, and hold Manager harmless from all claims related to any such contracts.

e.	Save and except for claims of fraudulent conduct, direct or indirect beneficial owners in Owner, and any of their respective disclosed or undisclosed officers, shareholders, members, principals, directors, employees, shall not be personally liable for obligations under this Agreement.

11.	DEFAULT: A Party is in default of this Agreement if the Party fails to cure a breach or any violation of this Agreement within ten (10) days after receipt of written demand to cure the breach from the other party. If either Party is in default, the non-defaulting Party may: (a) terminate this Agreement by providing at least ten (10) days written notice; (b) recover all amounts due to the non-defaulting party under this Agreement; (c) recover reasonable collection costs and attorneys’ fees; and (d) exercise any other remedy available at law or in equity. Manager is also entitled to recover any compensation Manager would have been entitled to receive if Owner did not breach this Agreement.

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12.	ASSIGNMENT: This Agreement and all rights hereunder shall not be assignable by Manager without Owner’s prior written approval, which consent may be withheld in Owner’s reasonable discretion; provided, however, that Manager may, without the consent of Owner, assign this Agreement to a duly qualified affiliate or subsidiary of Manager. Manager shall promptly notify Owner in writing of any such assignment. This Agreement is assignable by Owner upon assignee’s unconditional written assumption of this Agreement and delivery thereof to Manager, in such form and substance acceptable to Manager, wherein Owner shall be released from any and all liability hereunder arising from and after the date of such assignment and assumption. This Agreement shall inure to the benefit of and be binding on the Parties and their respective successors and assigns to the extent assignment is permitted hereunder.

13.	ATTORNEYS’ FEES: If Owner or Manager is a prevailing party in any legal proceeding brought as a result of a dispute under this Agreement, such party will be entitled to recover from the non-prevailing party all costs of such proceeding and reasonable attorneys’ fees.

14.	GOVERNING LAW; JURY TRIAL WAIVER: Texas law governs the interpretation, validity, performance, and enforcement of this Agreement. In the event of any dispute herein, the Parties expressly acknowledge that the sole venue for any such dispute shall be in a Judicial District Court of Dallas County, Texas. OWNER AND MANAGER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER IN CONTRACT OR TORT) BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR PERFORMANCE HEREUNDER.

15.	SEVERABILITY: If a court finds any clause in this Agreement invalid or unenforceable, the remainder of this Agreement will not be affected, and all other provisions of this Agreement will remain valid and enforceable.

16.	COUNTERPARTS: This Agreement may be executed in multiple counterparts, all of which, when taken together, shall constitute one and the same document.

17.	AMENDMENT: Except as otherwise herein provided, any and all amendments, additions, or deletions to this Agreement or any exhibits or schedules shall be null and void unless approved by the Parties in writing.

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18.	ENTIRE AGREEMENT: This document contains the entire agreement of the Parties and may not be changed except by written agreement. The Parties expressly acknowledge that they are not relying on any oral or written representations not specifically contained herein.

19.	SPECIAL PROVISIONS:

a.	In the event that the Property remains unrented at fair market value for a period exceeding sixty (60) days from the commencement of the Property being listed on the MLS, Owner shall have the right to terminate this Agreement without penalty or further obligation upon providing written notice to Manager. Such termination shall become effective immediately upon receipt of said notice, and all obligations of the parties hereunder shall cease, except for those that expressly survive termination.

[SIGATURE PAGE FOLLOWS]

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AGREED, ACCEPTED THIS ___________DAY OF ______________2025:

MANAGER:

G&O PROPERTY MANAGEMENT, LLC,
a Texas limited liability company

By:	/s/ Ahmed Omar
Printed Name:	Ahmed Omar
Title:	Broker

OWNER:

WAHED FINANCIAL LLC,
a Delaware limited liability company

By:	/s/ Nawvid Ahmed
Printed Name:	Nawvid Ahmed
Title:	Owner

[Signature Page to Property Management Agreement]

EXHIBIT A

	PROPERTY ADDRESS	COUNTY	GLA
1	6724 Lake Overlook Dr, Fort Worth, TX 76135	Tarrant	2205